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Exhibit (a)(1)(F)

FORM OF AMENDMENT(S) TO STOCK OPTION AGREEMENTS AND
PROMISE TO MAKE CASH PAYMENT

        To:

        From: Hewlett-Packard Company

        Date:

        Subject: Amendment of Your Stock Options

        You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have certain of your options repriced. We have accepted your election with respect to the options listed on the attached Schedule of Amended Options and Cash Payments (the "Options"). These Options are now exercisable at the amended exercise price as listed on the attached Schedule of Amended Options and Cash Payments.

        In exchange for your agreement to amend your options to purchase shares of Hewlett-Packard Company common stock that had an exercise price (before adjustment in connection with the Merger) less than $52.00 per share ("eligible in-the-money options"), as indicated by your election form, Hewlett-Packard hereby promises to pay you a cash payment for them as described on the Schedule of Amended Options and Cash Payments attached hereto.

        Any such payment will be paid, less applicable tax withholding, promptly on or after January 2, 2007. The payments due to you are shown on the attached Schedule of Amended Options and Cash Payments. These payments are not subject to vesting.

        This memo acts as an amendment to each of your Options. To the extent not amended by this memo, your Options will continue to be subject to the terms and conditions of the Mercury Interactive Corporation stock plan under which the original options were granted, as adjusted in connection with the Merger.

        This memo is subject to the terms and conditions of the offer as set forth in: (1) The Offer to Amend the Exercise Price of Certain Options; (2) the e-mail from Tom Hogan dated November 17, 2006; (3) the election form; and (4) the withdrawal form (collectively, the "Offer Documents"), all of which are incorporated herein by reference. This memo and the Offer Documents reflect the entire agreement between you and Hewlett-Packard with respect to this transaction. This memo may be amended only by means of a writing signed by you and an authorized officer of Hewlett-Packard.

HEWLETT-PACKARD COMPANY
By:

Date:

Title:

Personnel Grant Status As of 12/15/2006	Hewlett-Packard Company Schedule of Amended Options and Cash Payments
Name: John A. Smith ID: 12345

The following is the schedule of your HP repriced option grant(s):

Option Number	Option Date	Plan	Number of Options	New Exercise Price		Cash Compensation
XXXX	XX/XX/XXXX	XXXX	X,XXX	$	XX.XX	$	X.XX

If you have questions about the above list, please direct them to: StockTender@mercury.com

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  Exhibit (a)(1)(F)
FORM OF AMENDMENT(S) TO STOCK OPTION AGREEMENTS AND PROMISE TO MAKE CASH PAYMENT